EXHIBIT 99.2

CONSENT OF CREDIT SUISSE FIRST BOSTON LLC

Board of Directors

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, CA 94621

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated July 27, 2003, to the Board of Directors of Zhone Technologies, Inc. (“Zhone”) as Annex E to the joint proxy statement/prospectus included in the Registration Statement of Tellium, Inc. (“Tellium”) on Form S-4 (the “Registration Statement”) relating to the proposed merger involving Zhone and Tellium, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY—Opinion of Credit Suisse First Boston LLC to Zhone”, “THE MERGER—Background of the Merger”, “THE MERGER—Reasons for the Merger—Zhone”, and “THE MERGER—Opinion of Credit Suisse First Boston LLC to Zhone”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON LLC

Date: August 14, 2003